Exhibit 99
For Further Information Contact:
Elaine D. Crowley
Sr. Vice President, Chief Financial Officer
(817) 347-8200
BOMBAY ANNOUNCES THIRD QUARTER OPERATING RESULTS
FOR IMMEDIATE RELEASE — November 16, 2005
          FORT WORTH, TEXAS — The Bombay Company, Inc. (NYSE-BBA) reported that revenue for the three months ended October 29, 2005 increased 1.1% to $128.1 million compared to $126.7 million for the three months ended October 30, 2004. For the nine-month period, revenue increased 1.5% to $378.2 million compared to $372.7 million for the corresponding period of the prior year. Same store sales for Bombay stores in existence for more than one year increased 2.7% for the quarter and declined 0.4% for the year-to-date period.
     Net loss for the third quarter was $4.1 million or $0.11 per share compared to a net loss of $7.3 million or $0.20 per share for the corresponding period of the prior year. For the nine months ended October 29, 2005, the net loss was $21.5 million or $0.59 per share compared to a net loss of $19.4 million or $0.54 per share for the nine months ended October 30, 2004.
     James D. Carreker, Chairman and Chief Executive Officer, stated, “While we were pleased with the initial customer response to our new fall introductions and the rooms layout early in the quarter, we did not regain August’s sales momentum following the hurricanes. In order to create sales momentum, we became more promotional during the latter part of the quarter, which adversely affected our margins.
     “As part of our merchandise strategy, the focus has been on upgrading the assortment from a style and quality standpoint. The improved assortment has resulted in a significant increase in average unit retail prices, and we believe that this fall’s results have demonstrated the customers’ acceptance of the merchandise upgrade. We believe that our holiday assortment positions us well for the fourth quarter. As previously indicated, we expect holiday sales to come later and with more promotional activity than originally anticipated; however, we do not expect the same level of clearance markdowns as last year,” noted Mr. Carreker.
     Overall the average ticket increased 14% for the quarter while the number of transactions, including transactions from new stores, declined 8%. During the third quarter, revenue from the direct-to-customer channel, which includes Internet and mail order, declined $1.9 million compared to the corresponding period of the prior year. This represents an improving trend compared to the second quarter as the channel is beginning to respond to additional Internet marketing and improved functionality and appearance of the website. Revenue from Bailey Street Trading Company, the assets of which were sold during the second quarter of Fiscal 2005, were approximately $4.1 million during the third quarter last year.
     During the quarter, the Company completed the sale of its non-operating land and building adjacent to the Company-owned corporate headquarters in Fort Worth, Texas for $5.6 million, and recorded a $4.1 million pre-tax gain in connection with the transaction. Selling, general and administrative costs were $.9 million lower than last year. Corporate overhead costs were $1.0 million or 110 basis points below last year’s levels while marketing, including visual merchandising, costs were $0.3 million or 30 basis points lower than last year due in part to a shift in the timing of the Christmas gift catalog from October to November. Expenses associated with the direct-to-customer channel are, in large part, variable and declined as a result of the lower revenue. These declines were partially offset by higher store four-wall costs, which increased $0.7 million or 30 basis points due to higher payroll expenses. Based on performance to date, the Company provided a benefit equal to 34.9% of the pre-tax loss for the nine months compared to a 35.3% benefit during the first half of the year.
     The Company ended the quarter with $176.3 million in inventory which is slightly higher than last year and in line with internal expectations. The increase is due primarily to better in-stock position and flow of KIDS merchandise, which was adversely impacted last year by issues surrounding imports of bedroom furniture from China. The Company has managed its inventory receipts such that it expects to end the year with inventory levels in line with its plan of $132 to $138 million.
     During the fourth quarter, the Company expects to open 11 stores, including four BombayKIDS stores, and close six to nine stores ending the year with approximately 497 to 500 stores including 60 BombayKIDS stores.
     Based upon the recent months’ trends, the Company now expects results for the fourth quarter of Fiscal 2005 to be in the range of $0.24 to $0.33 per share assuming a tax rate of approximately 35%.
     In conjunction with this release, you are invited to listen to Bombay’s conference call with management that will be conducted on Thursday, November 17, 2005 at 10:00 a.m. Central Time. The Company will review the third quarter results as well as the outlook for the remainder of Fiscal 2005. Interested parties should dial 212-676-5380 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 12:00 p.m. Central Time at 800-633-8284. The access code is 21226536. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.
     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through 494 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.
     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of The Bombay Company, Inc. and its wholly-owned subsidiaries (the “Company” or “Bombay”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and financial market conditions which affect consumer confidence in the spending environment for home-related purchases; competition; seasonality; success of operating initiatives; new product development and introduction schedules; uninterrupted flow of product; acceptance of new product offerings; inherent safety of product offerings; advertising and promotional efforts; adverse publicity; expansion of the store chain; availability, locations and terms of sites for store development; ability to renew leases on an economic basis; changes in business strategy or development plans including risks associated with the strategy to move stores off-mall; availability and terms of borrowings or capital for operating purposes; labor and employee benefit costs; ability to obtain insurance at a reasonable cost; rising fuel and energy costs and their impact on the operations of the business; reliance on technology; security of the technological infrastructure; changes in government or trade regulations including duties on bedroom furniture imports from China and the possibility that the scope of such duties will be expanded to encompass additional countries or product categories; risks associated with international business; fluctuations in foreign currency exchange rates; terrorism; war or threat of war; potential travel or import/export restrictions due to communicable diseases; regional weather conditions; hiring and retention of adequate and qualified personnel and other risks and uncertainties contained in the Company’s 2004 Annual Report on Form 10-K and other SEC filings as they occur. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.
* * *

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004
		(restated)		(restated)

Net revenue	$128,062	$126,669	$378,220	$372,729
Costs and expenses:
Cost of sales, buying and store occupancy costs	96,504	94,922	294,205	283,624
Selling, general & administrative expenses	40,895	41,805	119,931	118,674

Operating loss	(9,337)	(10,058)	(35,916)	(29,569)
Gain on sale of assets	4,130	—	4,690	—
Interest expense, net	(970)	(318)	(1,800)	(283)

Loss before income taxes	(6,177)	(10,376)	(33,026)	(29,852)
Income tax benefit	(2,048)	(3,048)	(11,526)	(10,449)

Net loss	($4,129)	($7,328)	($21,500)	($19,403)

Net loss per basic & diluted share	($0.11)	($0.20)	($0.59)	($0.54)

Avg. common shares outstanding	36,336	35,831	36,165	35,644

Avg. common shares outstanding and dilutive potential common shares	36,336	35,831	36,165	35,644

Other Selected Financial and Operating Data
Capital expenditures	$5,068	$12,533	$16,347	$26,815
Depreciation and amortization	$4,833	$4,201	$14,016	$13,042

Stores opened	8	28	30	47
Stores closed	9	7	38	25

Store composition:
Bombay core	388	399
Outlet	48	47
KIDS	58	47

Total	494	493

Total Combination format stores	54	43

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 29,	October 30,
	2005	2004
		(restated)
ASSETS

Current assets:
Cash and short-term investments	$7,688	$15,053
Inventories	176,302	171,744
Other current assets	32,521	30,798

Total current assets	216,511	217,595
Property and equipment, net	95,120	87,619
Goodwill, net	423	423
Other assets	14,914	10,698

TOTAL ASSETS	$326,968	$316,335

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable to banks	$62,218	$51,490
Accounts payable and accrued expenses	43,965	45,063
Gift certificates redeemable	8,042	6,507
Accrued payroll and bonuses	3,134	2,660
Accrued insurance	4,997	4,150

Total current liabilities	122,356	109,870

Accrued rent and other liabilities	41,367	31,966

Stockholders’ equity:
Preferred stock	—	—
Common stock	38,150	38,150
Additional paid-in capital	79,910	79,835
Retained earnings	52,237	66,539
Accumulated other comprehensive income	1,676	1,182
Treasury stock	(7,338)	(9,404)
Deferred compensation	(1,390)	(1,803)

Total stockholders’ equity	163,245	174,499

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$326,968	$316,335